Exhibit 99.1

Contacts:
Parna Sarkar	Elise Caffrey
Media Relations	Investor Relations
(781) 418-3135	(781) 418-3003
psarkar@irobot.com	ecaffrey@irobot.com
iRobot CEO Exercises Options
Co-founders Terminate 10b5-1 Plan
BURLINGTON, Mass., March 6, 2007 — iRobot Corp. (NASDAQ: IRBT) today announced Chief Executive Officer Colin M. Angle exercised non-qualified stock options to purchase 347,710 shares of iRobot common stock. These non-qualified stock options were granted to Angle in 1997 and were scheduled to expire in June 2007 on the 10th anniversary of the grant. Of the 347,710 shares to be acquired by Angle upon exercise, the company withheld 110,396 shares to satisfy the minimum tax withholding obligation.
For purposes of satisfying the minimum tax withholding amount, the withheld shares of iRobot common stock were valued at $14.39 per share, today’s last reported sale price of iRobot common stock on the Nasdaq Global Market. The company expects Angle to report the withholding of shares in connection with this option exercise on Form 4 as a sale of shares to iRobot. Angle has informed the company that he currently intends to hold the remaining shares of iRobot common stock acquired upon this option exercise indefinitely.
In addition, on March 5, 2007, Colin Angle, co-founder and chief executive officer, Helen Greiner, co-founder and chairman, and Rodney Brooks, co-founder and chief technology officer of iRobot, each terminated his or her previously established Rule 10b5-1 trading plan that permitted the sale of shares of common stock at predetermined levels and specified dates commencing in August 2006.
About iRobot Corp.
iRobot is a provider of robots that perform dull, dirty or dangerous missions in a better way. The company’s proprietary technology, iRobot AWARE Robot Intelligence Systems, incorporates advanced concepts in navigation, mobility, manipulation and artificial intelligence. This proprietary system enables iRobot to build behavior-based robots, including its family of consumer and military robots. For additional information about iRobot, please visit www.irobot.com.